Exhibit 5(b)

Writer’s Direct Dial: (212) 225-2588
E-Mail: eklingsberg@cgsh.com
September 18, 2006
Stratos Global Corporation
6901 Rockledge Drive, Suite 900
Bethesda, Maryland 20817
     Re: Registration Statement on Form F-4
Ladies and Gentlemen:
     We have acted as your special United States counsel in connection with the Registration Statement on F-4 (the “Registration Statement”) filed by Stratos Global Corporation, a Canadian corporation (the “Company”), with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed offer to exchange (the “Exchange Offer”) all of the Company’s outstanding 9 7/8% senior notes due 2013 that were issued on February 13, 2006 (“Original Notes”) for an equal amount of new 9 7/8% senior notes due 2013 (“Exchange Notes”). The Exchange Notes will be guaranteed by Stratos Canada, Inc., a Canadian corporation (“Stratos Canada”), Stratos Wireless Inc., a Canadian corporation (“SWI”), Stratos Funding Company, a company incorporated under the laws of the Province of Nova Scotia (“SFC”), Stratos Holdings (Cyprus) Limited, a company incorporated under the laws of Cyprus (“Stratos Cyprus”), Stratos Finance (Ireland) Limited, a company incorporated under the laws of Ireland (“Stratos Ireland”), Stratos LFC S.A., a Luxembourg société anonyme (“Stratos Luxembourg”), Stratos Investments B.V., a company incorporated under the laws of the Netherlands (“Stratos Netherlands”), Stratos New Zealand Limited, a company incorporated under the laws of New Zealand (“Stratos New Zealand”), Stratos NZ Holdings Limited, a company incorporated under the laws of New Zealand (“Stratos NZ Holdings”), Stratos Aeronautical Limited, a company incorporated under the laws of the United Kingdom (“Stratos Aeronautical”), Stratos Global Holdings Limited, a company incorporated under the laws of the United Kingdom (“SGHL”), Stratos Global Limited, a company incorporated under the laws of

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the United Kingdom (“Stratos UK”), Stratos Services Limited, a company incorporated under the laws of the United Kingdom (“SSL”), Stratos Communications, Inc., a Delaware corporation (“SCI”), Stratos Financial, LLC, a Delaware limited liability company (“Stratos Financial”), Stratos Financing LUX, LLC, a Delaware limited liability company (“Stratos Financing”), Stratos Funding LLC, a Delaware limited liability company (“SFL”), Stratos Funding LP, a Delaware limited partnership (“Stratos Funding”), Stratos Government Services, Inc., a Delaware corporation (“SGI”), Stratos Holdings, Inc., a Delaware corporation (“SHI”), Stratos Mobile Networks, Inc., a Delaware corporation (“Stratos USA”), Stratos Mobile Networks (USA), L.L.C., a Delaware limited liability company (“SMN”), and Stratos Offshore Services Company, a Delaware corporation (collectively, together with SCI, Stratos Financial, Stratos Financing, SFL, Stratos Funding, SGI, SHI, Stratos USA and SMN, the “U.S. Guarantors). The U.S. Guarantors, together with Stratos Canada, SWI, SFC, Stratos Cyprus, Stratos Ireland, Stratos Luxembourg, Stratos Netherlands, Stratos New Zealand, Stratos NZ Holdings, Stratos Aeronautical, SGHL, Stratos UK and SSL are herein referred to as the “Guarantors”, and the Guarantors and the Company are herein referred to as the “Registrants”. The Exchange Notes will be issued under the indenture dated as of February 13, 2006, between the Company, the Guarantors and J.P. Morgan Trust Company, National Association, as Trustee (the “Indenture”). The Indenture includes the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).
     We have participated in the preparation of the Registration Statement and, in arriving at the opinions expressed below, we have reviewed the following documents:
     (a) an executed copy of the Indenture;
     (b) the form of the Exchange Notes included in Exhibit 4(a) to the Registration Statement; and
     (c) a certificate of an officer of each of the U.S. Guarantors including, among other things, (i) the currently effective certificate of incorporation or formation, as applicable, and by-laws of each of the U.S. Guarantors, (ii) the resolutions of the Board of Directors of each of the U.S. Guarantors authorizing, among other things, the execution, delivery and performance of the Indenture, and (iii) the identity and specimen signatures of officers authorized to execute and deliver documentation in connection with this offering.
In addition, we have reviewed originals or copies certified or otherwise identified to our satisfaction of such corporate records of the U.S. Guarantors and such other instruments and other certificates of public officials, officers and representatives of the U.S. Guarantors and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (a) the accuracy as to factual matters of each document we have reviewed and (b) that the Exchange Notes will

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conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.
     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form included in Exhibit 4(a) to the Registration Statement, have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture, and duly issued and delivered by the Company on consummation of the Exchange Offer in exchange for an equal principal amount of Original Notes, (a) the Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture and (b) the Guarantees set forth in the Indenture will be the valid, binding and enforceable obligations of the Guarantors.
     Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, (a) we have assumed that each party to such agreement or obligation other than a U.S. Guarantor has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.
     The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.
     We hereby consent to the filing of this opinion as Exhibit 5(b) to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading “Legal Matters”. In giving such consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ Ethan A. Klingsberg
Ethan A. Klingsberg

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